EXHIBIT 99.1

[BIOSOURCE LOGO]
                                                   CONTACT:
                                                   Charles Best
                                                   Chief Financial Officer
                                                   BioSource International, Inc.
                                                   chuckb@biosource.com
                                                   (805) 383-5249


BIOSOURCE INTERNATIONAL, INC. ANNOUNCES 18% SALES GROWTH AND DILUTED EPS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND AMORTIZATION OF $.07 FOR 3RD QUARTER 2002

CAMARILLO, CALIF.  - OCTOBER 21, 2002

BioSource International, Inc. (NASDAQ: BIOI), announced today its operating results for the third quarter ended September 30, 2002.

RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2002:

Net sales for the quarter ended September 30, 2002 were $10.1 million, an increase of $ 1.5 million, or 18% (15% after eliminating the $254,000 positive impact of foreign exchange), compared to net sales for the quarter ended September 30, 2001. For the three months ended September 30, 2002, the Company achieved net sales growth in North America of 12% as compared to the three months ended September 30, 2001. European sales for the three months ended September 30, 2002 increased 30% (18% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 23%, for the three months ended September 30, 2002 as compared to the three months ended September 30, 2001.

Net income before the cumulative effect of accounting change for the three months ended September 30, 2002 was $528,000 or $.05 per diluted share compared to $266,000 or $.02 per diluted share for the three months ended September 30, 2001. Net income before cumulative effect of accounting change excluding amortization of intangibles, net of tax, was $653,000 or $.07 per diluted share for the three months ended September 30, 2002 compared to $480,000 or $.04 per diluted share for the three months ended September 30, 2001.

Gross profit margin for the three months ended September 30, 2002 was 57%, compared to 56% for the three months ended September 30, 2001. The gross profit margin was 1% higher for the quarter and nine months ended September 30, 2002 primarily due to the selling mix of products.


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


Research and development expenses for the quarter ended September 30, 2002 and 2001 were $1,557,000 and $1,051,000 and represented 15% and 12% of sales respectively. The increase in research and development expenses for the three months ended September 30, 2002 when compared to the comparable prior year period reflects the Company's investment in additional personnel and materials in the cytokine and signal transduction research areas with the goal of producing additional novel and proprietary products.

Selling, marketing and administrative expenses were $3.4 million for the three months ended September 30, 2002 and $3.6 million for the three months ended September 30, 2001, representing 33% and 41% of sales, respectively. In the quarter ended September 30, 2002, our sales and marketing expenses in personnel and marketing programs increased $155,000 from the comparable prior year period while our general and administrative expenses decreased by $357,000. Excluding $429,000 of G&A charges in the third quarter of 2001 related to severance and termination matters, the Company reduced its SG&A expenses, as a percentage of sales, from 36% to 33%.

RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002:

Net sales for the nine months ended September 30, 2002 were a record $30.2 million, an increase of $4.2 million, or 16%, (15% after eliminating the $204,000 positive impact of foreign exchange) compared to net sales for the nine months ended September 30, 2001. For the nine months ended September 30, 2002, the Company achieved net sales growth in North America of 15% as compared to the nine months ended September 30, 2001. European sales for the nine months ended September 30, 2002 increased 19% (16% in local currency), as compared to the comparable prior year period. Sales in Japan and the rest of the world increased 15%, for the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001.

Net income before the cumulative effect of accounting change for the nine months ended September 30, 2002 was $1,350,000 or $.13 per diluted share compared to $790,000 or $.07 per diluted share for the nine months ended September 30, 2001. Net income before cumulative effect of accounting change excluding amortization of intangibles, net of tax, was $1,724,000 or $.17 per diluted share for the nine months ended September 30, 2002 compared to $1,431,000 or $.13 per diluted share for the nine months ended September 30, 2001.

Gross profit margin for the nine months ended September 30, 2002 was 57%, compared to 56% for the nine months ended September 30, 2001. The gross profit margin was 1% higher for the quarter and nine months ended September 30, 2002 primarily due to the selling mix of products.

Research and development expense for the nine months ended September 30, 2002 and 2001 were $4,362,000 and $2,930,000 and represented 14% and 11% of sales respectively. The increase in research and development expenses for the nine months ended September 30, 2002 when compared to the comparable prior year period reflects the Company's investment in additional personnel and materials in the cytokine and signal transduction research areas with the goal of producing additional novel and proprietary products.


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


Selling, marketing and administrative expenses were $10.6 million for the nine months ended September 30, 2002 and $10.5 million for the nine months ended September 30, 2001, representing 35% and 40% of sales, respectively. In the nine months ended September 30, 2002, our sales and marketing expenses in personnel and marketing programs increased $687,000 from the comparable prior year period. Excluding $701,000 of net G & A charges in the third quarter of 2001 that were related to non-recurring employee and legal matters, the Company reduced its SG&A expenses, as a percentage of sales, from 38% to 35%.

The effective tax rate for the nine months ending September 30, 2002 and 2001 was 22% and (4%) respectively. The Company is benefiting from R & D and other tax credits which when applied to income levels for the periods presented is resulting in effective tax rates lower than the current applicable federal and state statutory rates.

In the third quarter of 2002, the Company repurchased 52,000 shares of its common stock under its stock repurchase program, bringing the total number of shares repurchased since October 2001 to 878,000. This has contributed to the reduction in diluted shares outstanding for the three and nine months ended September 30, 2002 of 10,029,000 and 10,289,000 respectively, compared to the 10,868,000 and 11,003,000 diluted shares for the three and nine months ended September 30, 2001.

In the first quarter of 2002, the Company recognized a non-cash charge, net of applicable income taxes, of $2,870,000 representing the cumulative effect of a change in accounting principle resulting from the implementation of Financial Accounting Standards ("FAS") 142, Accounting for Goodwill and Other Intangible Assets. The charge included the write off of goodwill related to the acquisition of Quality Controlled Biochemicals ("QCB") in December 1998. In the third quarter of 2002, the Company received cash proceeds of $800,000 in an arbitration settlement related to its 1998 acquisition of QCB. This recovery, net of legal fees and applicable income taxes, is shown as a cumulative effect of a change in accounting principle for the three months ended September 30, 2002. With these net charges, the Company has recorded a net income for the three months ended September 30, 2002 of $ 951,000 or $.09 per diluted share and a net loss for the nine months ended September 30, 2002 of ($1,097,000) or ($.11) per diluted share. The effect of the implementation of FAS 142 reduced amortization of intangibles for the nine months ended September from $824,000 to $481,000.

"Our sales for the third quarter and the first nine months of 2002 are very encouraging for BioSource" stated Len Hendrickson, President and Chief Executive Officer. "We grew sales 18% in the third quarter and 16% for the first nine months of 2002. I am comfortable with the consensus analysts fourth quarter 2002 estimated sales of approximately $10 million and earnings per share of between $.03 to $.05."

"In an effort to bring more efficiencies to our operations, we are combining our Camarillo oligo facility with our oligo facility in Foster City, California" said Mr. Hendrickson. "Bringing the two facilities together will bring our oligo business under one roof and will facilitate operational efficiencies."


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


"We are excited about the fact that we are on track with our internal R & D product development plan," stated Mr. Hendrickson. "Our 2002 product introductions have received good response from the market. The internal focus on our research and development program continues to be in the cytokine and signal transduction markets." Said Mr. Hendrickson. Last February, we gave guidance on our 2002 financial results and commented on 2003 and 2004. Similarly, I will be reviewing and commenting on our 2003 and 2004 financial projections with our 2002 earnings release in February. I want to again thank all the BioSource employees worldwide for their efforts this year."

The Company will conduct a conference call today at 10:00 A.M. pacific time. All
interested  parties  may  call  (973)  528-0008,   reservation  number  5382  to
participate in the call.
                                   ##########

BioSource International, Inc. is a broad based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing and distribution of unique biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
                  (Amounts in thousands, except per share data)
                                   (Unaudited)


                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30,         SEPTEMBER 30,
                                      -------------------   -------------------
                                        2002       2001       2002       2001
                                      --------   --------   --------   --------

Net sales ..........................  $ 10,101      8,587     30,175     26,004
Cost of sales ......................     4,365      3,761     13,109     11,397
                                      --------   --------   --------   --------
    Gross profit ...................     5,736      4,826     17,066     14,607

Operating expenses:
    Research and development .......     1,557      1,051      4,362      2,930
    Sales and marketing ............     1,961      1,806      6,239      5,552
    General and administrative .....     1,394      1,751      4,325      4,918
    Amortization of intangibles ....       160        275        481        824
                                      --------   --------   --------   --------
        Total operating expenses ...     5,072      4,883     15,407     14,224
                                      --------   --------   --------   --------
Operating income ...................       664        (57)     1,659        383

Interest income (expense), net .....        21         85         82        330
Other income (expense), net ........        (8)       (28)       (10)        47
                                      --------   --------   --------   --------
Income before income taxes (benefit)       677       --        1,731        760
Income tax expense (benefit) .......       149       (266)       381        (30)
                                      --------   --------   --------   --------
        Net income before cumulative
          effect of accounting
          change ...................       528        266      1,350        790
Cumulative effect of accounting
  change (net of applicable income
  taxes of $1,500) .................       423       --       (2,447)      --
                                      --------   --------   --------   --------
Net income (loss) ..................  $    951        266     (1,097)       790
                                      ========   ========   ========   ========

Net income per share before account-
  ing change:
    Basic ..........................  $   0.05       0.03       0.14       0.08
                                      ========   ========   ========   ========
    Diluted ........................  $   0.05       0.02       0.13       0.07
                                      ========   ========   ========   ========

Net income (loss) per share after
  accounting change:
    Basic ..........................  $   0.10       0.03      (0.11)      0.08
                                      ========   ========   ========   ========
    Diluted ........................  $   0.09       0.02      (0.11)      0.07
                                      ========   ========   ========   ========

Shares used to compute net income
  (loss):
    Basic ..........................     9,651     10,443      9,830     10,400
                                      ========   ========   ========   ========
    Diluted ........................    10,029     10,868     10,289     11,003
                                      ========   ========   ========   ========


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


                 BIOSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)


                                                    SEPTEMBER 30,   DECEMBER 31,
                                                          2002           2001
                                                        --------       --------

               ASSETS
Current assets:
   Cash and cash equivalents .....................      $  5,798          9,471
   Accounts receivable, less allowance
     for doubtful accounts of $347 at
     September 30, 2002 and $261 at
     December 31, 2001 ...........................         6,520          6,184
   Inventories, net ..............................         8,133          7,184
   Prepaid expenses and other current
     assets ......................................           739            540
   Deferred income taxes .........................         1,584          1,584
                                                        --------       --------
                Total current assets .............        22,774         24,963

Property and equipment, net ......................         6,949          5,408
Intangible assets net of accumulated
  amortization of $2,494 at
  September 30, 2002 and $3,377 at
  December 31, 2001 ..............................         6,543         11,653
Other assets .....................................           520            491
Deferred tax assets ..............................         8,826          7,326
                                                        --------       --------
                                                        $ 45,612         49,841
                                                        ========       ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ..............................      $  2,533          2,416
   Accrued expenses ..............................         2,702          2,707
   Deferred revenue ..............................           439            404
   Income tax payable ............................           815            436
                                                        --------       --------
                Total current liabilities ........         6,489          5,963
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value.
   Authorized 20,000,000 shares:
   issued 9,696,582 and outstanding
   9,644,582 shares at September
   30, 2002; issued 10,449,817
   shares and outstanding 10,353,817
   shares at December 31, 2001 ...................            10             10
Additional paid-in capital .......................        44,373         48,761
Accumulated deficit ..............................        (3,427)        (2,330)
Accumulated other comprehensive loss .............        (1,833)        (2,563)
                                                        --------       --------
                Net stockholders' equity .........        39,123         43,878
                                                        --------       --------
                                                        $ 45,612         49,841
                                                        ========       ========


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